Exhibit 8.1
May 27, 2008
AngloGold Ashanti Limited
76 Jeppe Street
Newtown, Johannesburg, 2001
(P.O. Box 62117, Marshalltown, 2107)
South Africa
Ladies and Gentlemen:
     Our opinion has been requested regarding certain federal income tax consequences of the proposed merger pursuant to the Agreement and Plan of Merger dated as of January 11, 2008, as amended (the “Agreement”), by and among AngloGold Ashanti Limited, a corporation organized under the laws of the Republic of South Africa (“AngloGold”), AngloGold Ashanti USA Incorporated, a Delaware corporation (“AngloGold USA”), GCGC LLC, a Colorado limited liability company and a direct wholly-owned subsidiary of AngloGold USA (“MergerSub”) and Golden Cycle Gold Corporation, a Colorado corporation (“Golden Cycle”), pursuant to which Golden Cycle will merge with and into MergerSub (the “Merger”). Unless otherwise indicated, capitalized terms used but not defined in this letter shall have the meaning given to them in the Agreement.
     For purposes of our opinion, we have examined and relied upon copies of the following documents, including all schedules and exhibits attached thereto:
     (i) the Agreement;
     (ii) the Registration Statement on Form F-4 (Registration No. 3330149068) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger (the “Registration Statement”); and,
     (iii) representation letters of AngloGold, AngloGold USA, and Golden Cycle provided to us in connection with preparing this opinion (the “Representation Letters”).
     In connection with our review of the Agreement, the Registration Statement, and the Representation Letters, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the uniformity with authentic originals of all documents submitted to us as copies, and the conformity to final versions of all documents submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents that affect the

AngloGold Ashanti Limited
May 27, 2008

opinions hereinafter set forth, (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof and (vi) that with respect to all matters as to which a person or party has represented that such person or party has not entered into any agreement or understanding, does not have any plan or intention, or is not aware of any agreement, understanding, plan, or intention, that there is no such agreement, understanding, plan, or intention. We assume further that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification.
     Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time of the Merger, true and correct as set forth or referred to in the Registration Statement and in the Representation Letters. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion also is based upon existing provisions of U.S. federal income tax law, including the Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures of the Internal Revenue Service, judicial decisions and other matters as we have considered relevant, all as in effect on the date hereof. Any such authorities could change at any time, possibly with retroactive effect, and any such changes could alter the statements and opinion expressed herein. In rendering this opinion, we undertake no responsibility to advise of any new developments in the application or interpretation of the U.S. federal income tax laws.
     We have not independently verified the factual matters relating to the Merger in connection with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth in this letter that might have been disclosed by independent verification.
     Provided that the Merger is consummated in accordance with the terms and conditions set forth in the Agreement, and based on the facts and representations set forth in the Representation Letters and in this letter, and subject to the qualifications and other matters set forth in this letter, it is our opinion that for federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, although the discussion set forth in the Registration Statement under the headings “Summary — Material U.S. Federal Income Tax Consequences of the Merger to Golden Cycle Shareholders” and “Material Tax Consideration — Material U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax consequences applicable to Golden Cycle stockholders as a result of the Merger, to the extent it relates to matters of U.S. federal income tax law, it is our opinion that such discussion is correct in all material respects.
     Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which our opinion has been requested. We do not address any other federal tax consequences of the Merger, or any transactions undertaken incident to the Merger. Additionally, we have not considered any matters (including foreign, state or local tax

AngloGold Ashanti Limited
May 27, 2008

consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.
     We hereby consent to the reference to this opinion letter in the Registration Statement, as filed on May 27, 2008; to the filing of this opinion letter as an exhibit to the Registration Statement, as filed on May 27, 2008; and to the reference to our firm under the heading “Legal Matters” in the Registration Statement, as filed on May 27, 2008. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
     We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement, as filed on May 27, 2008 and this opinion letter is not be relied on, circulated, quoted, or otherwise referred to for any other purpose.

Sincerely, /s/ Davis Graham & Stubbs LLP Davis Graham & Stubbs LLP